SCHLUMBERGER LIMITED

(SCHLUMBERGER N.V.)

5599 San Felipe

Houston, Texas 77056

April 24, 2019

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Quarterly Report Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Schlumberger N.V. (Schlumberger Limited) has made disclosure pursuant to such provisions in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, which was filed with the U.S. Securities and Exchange Commission on April 24, 2019. Such disclosure appears on page 21 of the Quarterly Report on Form 10-Q and is incorporated by reference herein.

Sincerely,

/s/ Alexander C. Juden
Alexander C. Juden
Secretary and General Counsel